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                         SUNRISE FINANCIAL GROUP, INC.
                        135 East 57th Street, 11th Floor
                            New York, New York 10022
                                 (212) 421-1616



March 26, 1998

Mr. Richard Gagliardi, Chairman and CEO
American Asset Management Corp.
150 Morristown Road,
Bernardsville, NJ  07924

         Re: Public Relations Retainer Agreement

Gentlemen:

         As we discussed, American Asset Management Corp. (the "Company") is interested in retaining Sunrise Financial Group, Inc. ("Sunrise") as its consultant for financial public relations.

Services

         The services Sunrise will provide include the following: performance of public relations and corporate communications projects as are mutually agreed on; planning meetings with institutional investors, research analysts and retail brokers.

         As full compensation for Sunrise's services pursuant to this agreement, the Company will pay Sunrise the following fees:

                  Issue to Nathan A. Low, the sole stockholder of Sunrise a warrant to purchase up to 30,000 shares of the outstanding stock of the Company at $4 per share.

Warrants

         The Warrants shall be exercisable for three years from issuance. The Company further agrees that during the term of the warrant, if the Company intends to file a Registration Statement for the public sale of its securities (other than a Form S-8, S-4 or comparable Registration Statement), it will notify Sunrise and if so requested will include in that Registration Statement the common stock underlying the warrant, at Company expense (excluding prorated SEC registration fees, Sunrise's counsel's fees and any underwriting or selling commissions). The number of shares and exercise price per share subject to the warrant shall be adjusted in the case of any dividend, stock split or other recapitalization or reorganization so that the warrant shall not be diminished or diluted. The warrant may also be assigned.

Expense Reimbursement

         In addition to the fees payable hereunder, the Company shall reimburse Sunrise, upon request from time to time, for all reasonable out-of-pocket expenses incurred by Sunrise (including but not limited to printing and graphic design, travel, postage, copying, secretarial, and phone expenses) in connection with Sunrise's services pursuant to this agreement upon submission of proper documentation to the Company. Individual out-of-pocket expenses will not exceed $100.00 without the written consent of the Company.
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Term

         This agreement shall be for a term of six months from the date of this agreement.

Relationship

         Nothing herein shall constitute Sunrise as an employee or agent of the Company, except to such extent as might hereinafter be agreed upon for a particular purpose. Except as might hereinafter be expressly agreed, Sunrise shall not have the authority to obligate or commit the Company in any manner whatsoever.

Confidentiality

         Except in the course of the performance of its duties hereunder, Sunrise agrees that it shall not disclose any trade secrets, know-how, or other proprietary information not in the public domain learned as a result of this Agreement unless and until such information becomes generally known.

Assignment and Termination

         This Agreement shall not be assignable by any party except to successors to all or substantially all of the business of either party for any reason whatsoever without the prior written consent of the other party, which consent may be arbitrarily withheld by the party whose consent is required.

Miscellaneous

         The benefits of this agreement shall inure to the respective successors and assigns of the parties, and the obligations and liabilities assumed in this agreement by the parties shall be binding upon their respective successors and permitted assigns.

         The validity and interpretation of this agreement shall be governed by the laws of the State of New York as applied to agreements made and to be fully performed therein. The parties agree that neither shall commence any litigation against the other arising out of this Agreement or its termination except in a court located in the City of New York. Each party consents to the in personem jurisdiction over it by such a court and consents to the service of process of such a court on it by mail.

         If the foregoing correctly sets forth our agreement, please sign, date and return to us the enclosed copy of this letter, whereupon this letter shall constitute a binding agreement between us. Sunrise is looking forward to working with you in making American Asset Management Corp. highly successful and prosperous.

                                        Sincerely,

                                        SUNRISE FINANCIAL GROUP, INC.

                                         By:
                                            ----------------------------
                                             Nathan A. Low, President
Confirmed and Agreed to this
____ day of _____________, 1998
American Asset Management Corp.


By:
   -----------------------------------
    Mr. Richard Gagliardi, Chairman